AMENDMENT NO. 1 TO
TD BANKNORTH INC.
1996 EQUITY INCENTIVE PLAN

THIS AMENDMENT NO. 1 (this “Amendment”) to the TD Banknorth Inc. 1996 Equity Incentive Plan, as amended as of October 22, 2002 (the “1996 Plan”) is made and entered into effective as of March 22, 2005 by TD Banknorth Inc. (the “Company”).

RECITALS:

A. The Company is the successor to Banknorth Group, Inc. and is currently a majority-owned subsidiary of The Toronto-Dominion Bank (“TD”).

B. The Company desires to revise the definition of “Change in Control” contained in Section 2 of the Plan to be consistent with the definition to be used in the amended and restated 2003 Equity Incentive Plan, which revised definition is consistent with recently-enacted Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

C. The Company desires to amend the Plan to reflect the Company’s new name.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

1. All references in the Plan to “Banknorth Group, Inc.” are hereby changed to “TD Banknorth Inc.”

2. The definition of “Change in Control” contained in Section 2 of the Plan is hereby amended and restated in its entirety to read as follows:

“Change in Control” shall mean a change in the ownership of The Toronto-Dominion Bank (“TD”) or the Company, a change in the effective control of TD or the Company or a change in the ownership of a substantial portion of the assets of TD or the Company as provided under Section 409A of the Code, as amended from time to time, and any Internal Revenue Service guidance, including Notice 2005-1, and regulations issued in connection with Section 409A of the Code, except that (i) any change in the ownership, effective control or ownership of a substantial portion of the assets of the Company effected by TD and its affiliates shall be excluded, and (2) any change in the ownership, effective control or ownership of a substantial portion of the assets of TD shall be excluded if TD and its affiliates are not a majority shareholder of the Company at the time of such change.

3. No Further Modification. Except as expressly amended hereby, the Plan remains unmodified and in full force and effect.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Maine without regard to its conflicts of laws principles.

5. Severability. Each provision of this Amendment is intended to be severable and the invalidity, illegality or unenforceability of any portion of this Amendment shall not affect the validity, legality and enforceability of the remainder.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date and year first above written.

TD BANKNORTH INC.

	By:	/s/ Wade D. Thomas

Witness	By:	/s/ Carol L. Mitchell
Name: Carol L. Mitchell
Title: Executive Vice President,
General Counsel and Secretary